Exhibit 4.4.1
AMENDMENT NO. 1 TO
EXCHANGE AGREEMENT
     This AMENDMENT NO. 1 (“Amendment”) TO THE EXCHANGE AGREEMENT is dated as of December 30, 2010, by and between CBaySystems Holdings Limited, a British Virgin Islands company (“CBAY”, including as such entity shall be incorporated in Delaware as contemplated by the Agreement) and each of the parties that is a signatory hereto (each, an “Investor”).
W I T N E S S E T H
     WHEREAS, CBAY and the Investors are parties to that certain Exchange Agreement, dated as of September 30, 2010 (the “Exchange Agreement”).
     WHEREAS, the parties hereto desire to amend the Exchange Agreement as hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Exchange Agreement.
ARTICLE II
AMENDMENTS TO THE EXCHANGE AGREEMENT
          2.1. Amendments to Article I. Article I of the Exchange Agreement is hereby amended by:
(a)	replacing the definition of “Closing” with the following:

“ “Closing” has the meaning specified in Section 2.3 hereto”; and

(b)	deleting the definition of “MEDQ Net Debt”.
          2.2. Amendments to Section 2.1. Section 2.1 of the Exchange Agreement is hereby amended by replacing the entire section with the following:
          “2.1 Exchange. Subject to the terms and conditions hereof, on the Effective Date each Investor agrees to deliver to CBAY, free and clear of all Liens, all MEDQ Shares held by such Investor or by any of the Investor’s Affiliates, in each case which shall not be less than the number of MEDQ Shares specified beside its name on its signature page hereto, together with any other MEDQ Shares acquired by such Investor or its Affiliates after the date hereof and up to and including the Effective Date, and CBAY agrees to issue to each Investor 4.5 CBAY Shares in exchange for each such MEDQ Share so delivered by such Investor (the “Exchange Ratio”). Such Exchange Ratio will be equitably adjusted to reflect any stock dividend, stock split (including a reverse share split), recapitalization or similar change in capital structure which CBAY effects after the date of the Agreement and prior to or concurrently with the Exchange. In the case of any issuances of CBAY Shares after the date hereof and prior to the Effective Date pursuant to the first agreement listed on Schedule 3.2, the Exchange Ratio shall be increased as appropriate to give effect to any such issuances such that such issuances shall not dilute the percentage of aggregate outstanding CBAY Shares to be issued to the Investors upon the Closing.”
          2.3. Amendments to Section 2.2. Section 2.2 of the Exchange Agreement is hereby amended by replacing the section with the following:
          “2.2. Intentionally left blank.”
          2.4. Amendment to Section 2.3. Section 2.3 of the Exchange Agreement is hereby amended by replacing the entire section with the following:
          “2.3. Effective Date. Subject to the terms and conditions hereof, the consummation of the transactions provided for in this Article II (the “Closing”) shall take place five Business Days following the day on which the last to be satisfied or waived of the conditions set forth in Article VII, other than conditions that can only be satisfied at Closing, shall be satisfied or waived (the “Effective Date”), or such other date as the parties may mutually agree; provided that the Effective Date shall be no later than February 28, 2011, unless mutually agreed in writing by the parties hereto. The Closing on the Effective Date shall take place at the offices of Simpson Thacher & Bartlett LLP at 425 Lexington Avenue, New York, New York 10017 or at such other place as the parties may mutually agree.”
          2.5. Amendments to Section 7.1. Section 7.1 of the Exchange Agreement is hereby amended by replacing clause (l) with the following:
          “Officer’s Certificate. CBAY shall have provided an officer’s certificate in the form of Exhibit E, dated as of the Effective Date, as to the satisfaction by CBAY of the conditions precedent set forth in Section 7.1(a) and Section 7.1(b) of this Agreement.”
          2.6. Amendments to Exhibit D and Exhibit E. Exhibit D of the Exchange Agreement is hereby amended by deleting Exhibit D in its entirety.
ARTICLE III
MISCELLANEOUS
          3.1. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to CBAY; provided, however, that delivery of a facsimile of a counterpart shall be sufficient to satisfy this Section 3.1.
          3.2. Continuing Effect of the Exchange Agreement. This Amendment shall not constitute an amendment of any other provision of the Exchange Agreement not expressly referred to herein. Except as expressly amended by this Amendment, the provisions of the Exchange Agreement are and shall remain in full force and effect.
          3.3. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
          3.4. Governing Law. This Amendment shall be construed in accordance with and the Amendment and all disputes hereunder shall be governed by, the laws of the State of New York. By its execution and delivery of this Amendment, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in the Borough of Manhattan of the City of New York. By execution and delivery of this Amendment, each of the parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.
[Signatures on next pages]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

CBAY CBAVSYSTEMS HOLDINGS LIMITED
By:	/s/ Clyde Swoger
	Name:	Clyde Swoger
	Title:	Chief Financial Officer

INVESTORS Costa Brava Partnership III, L.P.
By:	/s/ Seth Hamot
	Name:	Seth Hamot
Title: Managing Member of GP

222 Berkeley St Boston, MA 02116

Newcastle Partners, L.P.
By:	/s/ Mark E. Schwarz
	Name:	Mark E. Schwarz
Title: CEO of General Partner

200 Crescent Court Suite 1400 Dallas, Texas 75201

Black Horse Capital Management LLC
By:	/s/ Dale B. Chappell
	Name:	Dale B. Chappell
Title: Manager

338 S. Sharon Amity Rd, #202 Charlotte, NC 28211

American Hallmark Insurance Company of Texas
By:	/s/ Mark E. Schwarz
	Name:	Mark E. Schwarz
Title: Executive Chairman Hallmark Financial Services, Inc.

777 Main Street Suite 1000 Fort Worth, Texas 76102